Exhibit 10.2

AMERISOURCEBERGEN CORPORATION
COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS

AmerisourceBergen Corporation (the “Corporation”) has established this Compensation Policy for Non-Employee Directors (the “Policy”) to provide each member of the Corporation’s Board of Directors (the “Board”) who is not an employee of the Corporation (a “Non-Employee Director”) with compensation for services performed as a Non-Employee Director, the terms of which are hereinafter set forth.

1.                                      COMPENSATION

(a)                                 Generally.  Each Non-Employee Director will receive an annual award of cash and equity-based compensation for each year of service beginning each January 1 and ending the following December 31 (each a “Service Period”).  The mix of cash and equity-based compensation for the Service Period in which services are provided must be elected by each Non-Employee Director and such election received by the Corporation prior to the December 31 preceding the Service Period, or within 30 days of initial appointment or election to the Board, as the case may be.  If a Non-Employee Director does not file an election form with respect to a Service Period by the specified date, the Non-Employee Director will be deemed to have elected to receive the compensation in the manner elected by the Non-Employee Director in his or her last valid election, or if there had been no prior election, will be deemed to have elected to receive the maximum annual cash retainer.  When an election is made with respect to a Service Period, the Non-Employee Director may not revoke or change that election with respect to such Service Period.  The mix of cash and equity-based compensation is subject to the following:

(i)                                     Annual Cash Retainer.  To the extent not elected to be paid in the form of equity and/or deferred pursuant to Section 2 below, an annual cash retainer will be paid to each Non-Employee Director.  The Chairman of the Board shall be eligible to earn a maximum annual cash retainer of $150,000.  Non-Employee Directors not serving as the Chairman of the Board shall receive a maximum annual cash retainer of $100,000; provided that the Chair of the Audit and Corporate Responsibility Committee shall receive an additional annual cash retainer of $20,000; the Chair of the Compensation and Succession Planning Committee shall receive an additional annual cash retainer of $15,000; and the Chairs of the Governance and Nominating Committee and Finance Committee shall each receive an additional annual cash retainer of $10,000.  Payment of the annual cash retainer will be made in equal quarterly installments in advance.

(1)         Election to Receive Equity in Lieu of Annual Cash Retainer.  A Non-Employee Director may elect to forego 50% or more of the annual retainer compensation payable to the Non-Employee Director for a Service Period; provided that a newly-elected Non-Employee Director may elect to forego 50% or more of the retainer compensation payable to such Non-Employee Director for the period beginning on the date such Non-Employee Director first becomes a Non-Employee Director and ending the next succeeding January 31.  An election to forego annual retainer compensation must be made on a form provided by the Secretary of the Corporation for such purpose and before such time described above in Section 1(a).  A Non-Employee Director who elects to forego 50% or more of their annual retainer compensation shall receive either fully vested shares of the Corporation’s common stock (“Shares”) or an award of fully vested restricted stock units (“RSUs”), in each case with respect to Shares having a Fair Market Value(1) equal to the amount of the foregone retainer compensation.  Shares and RSU awards under this Section will be delivered or made quarterly at such time the foregone retainer compensation would otherwise be payable.  The number of Shares deliverable or subject to a RSU award under this Section shall be determined as the quotient of (x) the amount of the foregone quarterly retainer compensation divided by (y) the Fair Market Value per Share measured as of the date of grant.  Any fractional Shares that would result from an election under this Section will be paid to the Non-Employee Director in cash.

(ii)                                  Annual Equity Award.  Each Non-Employee Director who is elected or has been elected to serve as a member of the Board for the one-year period beginning on the date of the annual meeting of stockholders shall be granted a restricted stock or RSU award for Shares having a Fair Market Value, measured as of the date of such annual meeting, approximately equal to $125,000.  The Chairman of the Board who is elected or has been elected to serve as a member of the Board for the one-year period beginning on the date of the annual meeting of stockholders shall be granted a restricted stock or RSU award for Shares having a Fair Market Value (as defined above) of such award, measured as of the date of such annual meeting, approximately equal to $175,000.  No later than the December 31 preceding the Service Period that includes the date of grant of the annual equity awards, a Non-Employee Director will elect whether such grant will be delivered as restricted stock or RSUs.

(b)                                 Terms of Equity Awards.

(i)                                     All Shares received in lieu of retainer, and all restricted stock and RSU awards made to Non-Employee Directors, shall be made under and pursuant to the AmerisourceBergen Corporation Equity Incentive Plan (the “Equity Plan”) and applicable Award Agreement(2), and such awards will only be made to the extent that Shares remain available for issuance under the Equity Plan.  In the event of a conflict between any term of this Policy and the terms of the Equity Plan or Award Agreement, the terms of the Plan and Award Agreement shall control.

(1)  For purposes of this Policy, Fair Market Value means: (i) if the Shares are publicly traded, then the Fair Market Value per Share shall be determined as follows: (x) if the principal trading market for the Shares is a national securities exchange or the Nasdaq National Market, the price per share at the close of regular trading on the relevant date (or, if the relevant date is not a day in which the Shares are being traded, then the last such date before the relevant date), or (y) if the Shares are not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Shares on the relevant date (or, if the relevant date is not a date upon which a sale was reported, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable, then the last such date before the relevant date) and as the Committee determines; (ii) if the Shares are not publicly traded or, if publicly traded, are not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per Share shall be as determined by the Governance and Nominating Committee.

(2)  For purposes of this Policy, Award Agreement means a written agreement or certificate delivering Shares or granting an award of restricted stock or RSUs.  An Award Agreement shall contain such terms and conditions as the Governance and Nominating Committee deems appropriate and that are not inconsistent with the terms of the Equity Plan.

(ii)                                  All Shares or RSU awards received in lieu of annual retainer shall be fully vested upon receipt.

(iii)                               The vesting period applicable to an award of restricted stock or RSUs made to a Non-Employee Director as part of the annual equity grant shall be the three-year period commencing on the date of grant.  The vesting of an award may be accelerated upon certain events as described in the applicable Award Agreement.  Unless otherwise provided for in an Award Agreement, if a Non-Employee Director’s service on the Board terminates due to Voluntary Retirement, the Non-Employee Director’s restricted stock and RSUs shall continue to vest and any RSUs will be delivered according to the schedule set forth in the applicable Award Agreement or deferral election as if his service on the Board continued.  For purposes of this Policy, “Voluntary Retirement” means any voluntary termination of service on the Board by a Non-Employee Director after reaching age sixty-two (62) and completing five years (sixty (60) full months) of continuous service on the Board.

(c)                                  Prescription Drug Benefit.  Non-Employee Directors may participate in the Directors’ PAID Prescription Plan, which covers 100% of prescription drugs with no co-pay or co-insurance for the director and his or her spouse and dependents (children up to age 26) until such time as the director ceases to serve on the Board.  The benefit is fully paid by the Corporation.

(d)                                 Education Reimbursement Benefit.  Non-Employee Directors are encouraged to attend continuing education courses relevant to their service on the Board and are reimbursed by the Corporation for reasonable expenses incurred in connection with such continuing education courses.

2.                                      DEFERRAL ELECTIONS

(a)                                 Cash Retainer.  A Non-Employee Director may elect to defer any annual cash retainer payable with respect to a Service Period in accordance with the AmerisourceBergen Corporation 2001 Deferred Compensation Plan, incorporated herein by reference.  The Non-Employee Director must file the deferral election form no later than the December 31 preceding the Service Period; provided however, that newly-elected Non-Employee Directors may elect to defer the retainer within 30 days of initial appointment or election to the Board with respect to the retainer that relate to service performed after the election.  When a deferral election is made with respect to a Service Period, the Non-Employee Director may not revoke or change that election with respect to such Service Period.

(b)                                 Restricted Stock Units.  The Non-Employee Director may elect to defer settlement of Shares payable with respect to any restricted stock units that will be granted to the Non-Employee Director with respect to a Service Period, subject to the terms and conditions set forth in this Policy, the restricted stock unit deferral election form as adopted by the Corporation from time to time, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, and the Equity Plan and applicable Award Agreement.

(i)                                     The Non-Employee Director may elect to defer settlement of 100% of the restricted stock units that the Non-Employee Director receives with respect to a Service Period by filing a completed restricted stock unit deferral election form with the Secretary of the Corporation.  The Non-Employee Director must file the deferral election form no later than the December 31 preceding the Service Period that includes the date of grant of the applicable RSU award; provided however, that newly-elected Non-Employee Directors may elect to defer settlement of restricted stock units within 30 days of initial appointment or election to the Board with respect to restricted stock units that relate to service performed after the election.  When a deferral election is made with respect to a Service Period, the Non-Employee Director may not revoke or change that election with respect to such Service Period.  The Non-Employee Director must irrevocably elect the specified date(s) and increment(s) with respect to which the Non-Employee Director will receive the Shares associated with the settlement of the restricted stock units that the Non-Employee Director has elected to defer (the “Settlement Date”) as provided under the deferral election form in accordance with such form.  In the event that the Non-Employee Director fails to elect a Settlement Date, settlement of the restricted stock units, to the extent vested, will occur on the date of the Non-Employee Director’s “separation from service” (within the meaning of Section 409A of the Code and Treasury Regulations thereunder (a “Separation from Service”).

(ii)                                  Subject to subsection (iii) below, the Non-Employee Director shall receive payment of the Shares on the Settlement Date(s) elected by the Non-Employee Director (or the date of the Non-Employee Director’s Separation from Service in the event that the Non-Employee Director fails to elect a Settlement Date) pursuant to the deferral election form described above, and only to the extent that such Shares vested.

(iii)                               Notwithstanding anything to the contrary herein, no deferred Shares subject to an RSU award shall be paid to the Non-Employee Director during the 6-month period following the Non-Employee Director’s Separation from Service if the Non-Employee Director is a “specified employee” at the time of such Separation from Service (as determined by the Corporation in accordance with Section 409A of the Code).  If the payment of such deferred Shares is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Non-Employee Director’s death), the Corporation shall deliver to the Non-Employee Director the RSU Shares that would have otherwise been delivered to the Non-Employee Director during such period.

3.                                      EXPENSE REIMBURSEMENT

The Non-Employee Director will be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings, director education programs and other Board related activities in accordance with the Corporation’s plans or policies as in effect from time to time.  To the extent that any such reimbursements are deemed to constitute compensation to the Non-Employee Director, such amounts shall be reimbursed no later than December 31 of the year following the year in which the expense was incurred.  The amount of any expense reimbursements that constitute compensation in one year shall not affect the amount of expense reimbursements constituting compensation that are eligible for reimbursement in any subsequent year, and the Non-Employee Director’s right to such reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

4.                                      OWNERSHIP REQUIREMENTS

In accordance with the AmerisourceBergen Corporation Non-Employee Directors’ Stock Ownership Guidelines, from and after the fifth year following election to the Board, each Non-Employee Director must achieve and maintain ownership of AmerisourceBergen common stock equal in value to at least five times their applicable annual cash retainer.  In the event that ownership requirements increase due to an amendment of the stock ownership guidelines for Non-Employee Directors, the Non-Employee Directors will have five years from the date of change to attain compliance with the amount of the increase.  The Board may consider unusual market conditions when assessing compliance with this Section 4.

5.                                      TAXES

In connection with the payment of compensation, grant or exercise of any equity award or the lapse of restrictions on any equity award contemplated by this Policy, the Corporation shall have the right to require the Non-Employee Director to take any action deemed necessary to protect its interests with respect to tax liabilities.  The Corporation shall not be obligated to make any delivery or transfer of Shares until the Non-Employee Director has complied, to the Corporation’s satisfaction, with any withholding requirement, or until the Corporation has been indemnified to its satisfaction for any applicable tax, charge or assessment.  The Corporation may deduct from other compensation payable by the Corporation the amount of any withholding taxes due with respect to any equity award.

6.                                      AMENDMENT AND TERMINATION

This Policy may be amended or terminated by the Board at any time.  A termination or amendment of this Policy that occurs after an equity award is granted shall not materially impair the rights of a Non-Employee Director unless the Non-Employee Director consents.  The termination of this Policy shall not impair the power and authority of the Governance and Nominating Committee with respect to an outstanding equity award.

7.                                      EFFECTIVE DATE

This Policy is approved by the Board of Director on November 11, 2011, effective as of January 1, 2012.

Amended by the Board on May 16, 2013